UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2022

HEARTBEAM, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-41060	47-4881450
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2118 Walsh Avenue, Suite 210
Santa Clara, CA 95050
(Address of principal executive offices, including zip code)

(408) 899-4443
(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BEAT	NASDAQ
Warrant	BEATW	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

Partnership Agreement

On January 31, 2022, HeartBeam, Inc. (the “Company”) entered into a partnership agreement (the “Partnership Agreement”) with LIVMOR, Inc. (“LIVMOR”), a digital health solutions company, to build a Company-branded version of the LIVMOR’s Halo+ FDA cleared turnkey solution for remote patient monitoring (“RPM”) to connect physicians and patients. The Company-branded version (“HeartBeam Platform”) of LIVMOR’s cloud-based remote monitoring portal will be an FDA registered Class 1 system and fully compliant with FDA standards for cybersecurity, software engineering and human factors and includes the prerequisite infrastructure for industry-leading solutions for telehealth.

The Partnership Agreement also outlines rights and responsibilities for the customization of the HeartBeam Platform by LIVMOR with senior executives of both companies supervising the project. The Company’s Partnership Agreement with LIVMOR further support’s the Company’s project schedule for the FDA submission of its first product, an easy-to-use heart attack detection software solution, in an Emergency Department setting. In addition, the Partnership Agreement provides defined statement of work for development of the Company’s product, project management supervised by senior executives of the Company and LIVMOR, and regulatory support assistance for HeartBeam Platform by LIVMOR to obtain FDA clearance. Per the Partnership Agreement, the Company and LIVMOR have the right to enter into additional agreements as needed in order to further the Company’s development of its products.

As compensation for its services, the Company will pay development fees as described in the Partnership Agreement, which shall be paid in two equal installments. The term of the Partnership Agreement commences on January 31, 2022 and shall continue for three years, automatically renewing unless otherwise terminated by either party as set forth in the Partnership Agreement.

The foregoing contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the Partnership Agreement, and such descriptions are qualified in their entirety by reference to the text of such agreement, which is filed hereto as Exhibits 10.1 and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

Termination of Ximedica Agreement
In order to proceed with the Partnership Agreement with LIVMOR, the Company terminated its prior agreement with Ximedica, LLC (“Ximedica”) in which the Company engaged with Ximedica to receive services in relation to finalizing the development of the Company’s initial products to meet all FDA requirements for the 510(k) submission (“Ximedica Agreement”). The Ximedica Agreement, which was entered into on August 2, 2021, allowed the Company to terminate the project at any time for any or no reason, provided the Company delivered timely written termination notice to Ximedica.
Per electronic written communication between the Company and Ximedica, it has been acknowledged that all requirements of early termination have been met as of January 31, 2022 and that no further action was needed. As such, the Ximedica Agreement had been fully terminated. As a result of the termination, the Ximedica Agreement, is of no further force and effect.

The foregoing contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the Ximedica Agreement.

Item 8.01 Other Events.

On February 2, 2022, the Company issued a press release titled “HeartBeam Partners with LIVMOR for Cloud Based Remote Monitoring Portal.” A copy of the press release is filed hereto as Exhibits 99.1 and is incorporated herein by reference

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Partnership Agreement between HeartBeam, Inc. and LIVMOR, Inc. dated January 31, 2022
99.1	Press Release, titled “HeartBeam Partners with LIVMOR for Cloud Based Remote Monitoring Portal”
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HeartBeam, Inc.

Date: February 2, 2022	By:	/s/ Richard Brounstein
	Name:	Richard Brounstein
	Title:	Chief Financial Officer